                                                                    EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               UCBH HOLDINGS, INC.

         UCBH Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That by unanimous written consent in lieu of a meeting of the Board of Directors of UCBH Holdings, Inc. in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment to Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation of UCBH Holdings, Inc. be and hereby is deleted and replaced with the following:

         FOURTH:

                  A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) consisting of:

                  1. Ten million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock");
                     and

                  2. Ninety million (90,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, UCBH Holdings, Inc. has caused this certificate, which amends the Amended and Restated Certificate of Incorporation and which has been duly adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation in accordance with the Section 242 of the General Corporation Law of the State of Delaware, to be executed and attested by its duly authorized officer this 27th day of April, 2001.

                                             UCBH Holdings, Inc.

                                       By:   /s/ Jonathan H. Downing
                                             ----------------------------
                                             Jonathan H. Downing
                                             Senior Vice President, Chief
                                             Financial Officer and Treasurer